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                                                                    EXHIBIT 23.8

                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Chancellor Media Corporation:

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Chancellor Media Corporation of our reports dated March 24, 1997, on our audits of the consolidated statements of operations, changes in common stockholders' equity, cash flows and financial statement schedule of Trefoil Communications, Inc. and Subsidiaries for the period January 1, 1996 through February 13, 1996, which reports appear in the Form 10-K dated March 28, 1997 filed by Chancellor Broadcasting Company. We also consent to the reference to our firm under the caption "Experts".

                                            Coopers & Lybrand L.L.P.

Dallas, Texas
September 29, 1997